Exhibit 99 (a)

NASD: BOKF

For Further Information Contact:
Steven Nell             Andrea Myers
Chief Financial Officer     Corporate Communications
(918) 588-6752         (918) 594-7794

BOK Financial Reports Quarterly Earnings of $98 million
Non-interest Revenue Growth and Continued Credit Improvement Drive Results

TULSA, Okla. (Wednesday, August 1, 2012) - BOK Financial Corporation reported net income of $97.6 million or $1.43 per diluted share for the second quarter of 2012, up $14.0 million or 17% over the prior quarter. Net income was $83.6 million or $1.22 per diluted share for the first quarter of 2012 and $69.0 million or $1.00 per diluted share for the second quarter of 2011. Net income for the six months ended June 30, 2012 totaled $181.2 million or $2.65 per diluted share compared to $133.8 million or $1.95 per diluted share for the six months ended June 30, 2011.
“BOK Financial is pleased to announce solid performance for the second quarter of 2012,” said President and CEO Stan Lybarger. “All of our non-interest revenue sources increased over the previous quarter, led by a 20% increase in mortgage banking revenue. Our mortgage banking efforts produced outstanding results as the current low interest rate environment continues to drive demand. In addition, improvements in credit quality increased net income by more than $14 million or $0.21 per diluted share during the second quarter. We recognized a $14 million pretax gain on the sale of common stock received in settlement of a defaulted loan and recorded an $8 million negative provision for credit losses."
Highlights of second quarter of 2012 included:

•
Net interest revenue increased to $181.4 million for the second quarter of 2012 compared to $173.6 million for the first quarter of 2012. Net interest margin was 3.30% for the second quarter of 2012 and 3.19% for the first quarter of 2012. Net interest revenue for the second quarter of 2012 included $2.9 million from the full recovery of a nonaccruing commercial loan. Excluding this recovery, net interest margin was 3.25% for the second quarter of 2012.

•
Fees and commissions revenue totaled $154.5 million, up $10.1 million or 7% over the first quarter of 2012. Mortgage banking revenue increased $6.5 million. All other fee-based revenue sources also increased over the prior quarter.

•
Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $212.3 million, up $20.0 million over the previous quarter. Personnel expenses were up $7.5 million due largely to incentive compensation. Non-personnel expense increased $12.4 million due primarily to higher mortgage banking, repossessed assets, and data processing expenses.

•
An $8.0 million negative provision for credit losses was recorded in the second quarter of 2012. No provision for credit losses was recorded in the first quarter of 2012. Net charge-offs continued to decrease and other credit quality indicators continue to improve. Net charge-offs totaled $4.8 million or 0.17% of average loans on an annualized basis in the second quarter of 2012 compared to $8.5 million or 0.30% of average loans on an annualized basis in the first quarter of 2012. Net charge-offs for the second quarter were reduced by $2.1 million from the full recovery of a nonaccruing commercial loan.

•
The combined allowance for credit losses totaled $241 million or 2.09% of outstanding loans at June 30, 2012 compared to $254 million or 2.20% of outstanding loans at March 31, 2012. Nonperforming assets totaled $279 million or 2.38% of outstanding loans and repossessed assets at June 30, 2012 and $336 million or 2.87% of outstanding loans and repossessed assets at March 31, 2012.

•
Outstanding loan balances were $11.6 billion at June 30, 2012, flat compared to the prior quarter. Commercial loan balances increased $93 million and residential mortgage loans increased $37 million over March 31, 2012. Commercial real estate loans decreased $107 million and consumer loans decreased $24 million.

•
Period end deposits totaled $18.4 billion at June 30, 2012 compared to $18.5 billion at March 31, 2012. Demand deposit accounts were up $251 million, offset by a $357 million decrease in interest-bearing transaction accounts and a $58 million decrease in time deposits.

•
Tangible common equity ratio was 10.07% at June 30, 2012 and 9.75% at March 31, 2012. The tangible common equity ratio is a non-GAAP measure of capital strength used by the Company and investors based on shareholders' equity minus intangible assets and equity that does not benefit common shareholders. The Company and its subsidiary bank continue to exceed the regulatory definition of well capitalized. The Company's Tier 1 capital ratios, as defined by banking regulations, were 13.62% at June 30, 2012 and 13.03% at March 31, 2012.

•
The Company paid a cash dividend of $26 million or $0.38 per common share during the second quarter of 2012. On July 31, 2012, the board of directors approved a quarterly cash dividend of $0.38 per common share payable on or about August 31, 2012 to shareholders of record as of August 17, 2012.

Net Interest Revenue
Net interest revenue increased $7.8 million over the first quarter of 2012, including $2.9 million from the full recovery of a nonaccruing commercial loan during the second quarter. Excluding this interest recovery, net interest margin increased 6 basis points over the prior quarter to 3.25%.
The yield on average earning assets was flat compared to the prior quarter and the yield on the loan portfolio decreased by 2 basis point to 4.48%, excluding the impact of the interest recovery. The available for sale securities portfolio yield increased 4 basis points to 2.54% primarily due to efforts to reduce our exposure to prepayment risk on our mortgage-back securities portfolio. The cost of interest-bearing liabilities decreased 7 basis points from the previous quarter to 0.56%. The average rate of interest paid on subordinated debentures decreased 167 basis points compared to the first quarter of 2012 to 3.95%. The interest rate on $233 million of these subordinated debentures converted from a fixed interest rate of 5.75% to a floating interest rate based on LIBOR plus 0.69% during the second quarter.

Average earning assets increased $163 million during the second quarter of 2012. Average outstanding loans increased $178 million due primarily to a $194 million increase in commercial loan balances. The average balance of the available for sale securities portfolio increased $144 million over the first quarter of 2012. The average balance of residential mortgage-backed securities we have elected to carry at fair value decreased $219 million compared to the first quarter of 2012. These securities are generally used as an economic hedge against changes in the value of mortgage servicing rights and the average outstanding balance can change significantly.
Average interest-bearing deposits decreased $637 million compared to the previous quarter. Average demand deposits balances were up $431 million over the prior quarter. Average interest-bearing transaction account balances decreased $540 million and average time deposit account balances decreased $114 million. Average balances of borrowed funds increased $328 million over the first quarter of 2012.

Fees and Commissions Revenue
Fees and commissions revenue totaled $154.5 million, up $10.1 million over the first quarter of 2012 due primarily to a $6.5 million increase in mortgage banking revenue. All other significant sources of fee revenue also increased over the previous quarter.
Growth in mortgage banking revenue was due to increased mortgage loan production volumes and improved pricing of loans sold which resulted from continued low interest rates. Residential mortgage loans funded for sale totaled $842 million for the second quarter of 2012, up $96 million or 13% over the previous quarter. Refinanced mortgage loans were 51% of loans originated for sale in the second quarter of 2012 compared to 67% of the loans originated for sale in the first quarter of 2012. The unpaid principal balance of residential mortgage loans held for sale was up $5.9 million or 3% and outstanding mortgage loan commitments were up $90 million or 30% over March 31, 2012. Expansion of our mortgage banking division in the Texas, Colorado and Kansas markets positioned us to benefit from increased demand as the result of continued low mortgage interest rates.
Trust fees and commissions revenue increased $1.5 million over the first quarter of 2012 primarily due to the seasonal timing of tax-service fees. Brokerage and trading revenue was up $1.5 million. Investment banking revenues increased $1.2 million primarily due to the expansion of our municipal financial advisory services, particularly in the Texas market. Retail brokerage fees were up $512 thousand due to increased market volatility and customer transactions. Securities trading and customer hedging revenue were flat compared to the prior quarter. The Company received a $2.9 million recovery of derivative contract losses from the 2008 Lehman Brothers bankruptcy. This recovery was offset by a decrease in revenue from energy derivative contracts due to a decline in contract volumes. Transaction card revenue increased $1.3 million due primarily to an increase in the volume of card transactions processed on behalf of merchant services customers. Deposits service charges and fees increased $837 thousand due primarily to an increased volume of overdraft charges compared to the first quarter of 2012.
Operating Expenses
Total operating expenses were $223.8 million for the second quarter of 2012 compared to $185.2 million for the first quarter of 2012. Excluding changes in the fair value of mortgage servicing rights, operating expenses totaled $212.3 million, up $20.0 million over the first quarter of 2012.
Personnel costs increased $7.5 million due primarily to increased incentive compensation expense. Stock-

based incentive compensation expense increased $4.7 million primarily due to the timing of accruals for the BOK Financial Corporation True-Up Plan, which provides incentive compensation for certain senior executives based on earnings per share performance and compensation of comparable senior executives at peer banks. Cash-based incentive compensation, which rewards employees as they generate business opportunities for the Company by growing loans, deposits, customer relationships or other measurable metrics, increased $1.7 million. Regular compensation expense was up $2.1 million primarily due to standard annual merit increases which were fully effective in the second quarter of 2012.
Non-personnel expense increased $12.4 million over the first quarter of 2012. Net losses and operating expenses on repossessed properties were up $3.7 million over the first quarter of 2012. Losses on sales and write-downs of repossessed assets increased by $2.7 million. Write-downs of repossessed assets were up primarily due regularly scheduled appraisal updates, partially offset by decreased losses on sales of repossessed assets. Operating expenses of repossessed assets were up $945 thousand over the first quarter. Mortgage banking costs were up $3.6 million due to increased provision for potential losses on loans sold to government sponsored entities under standard representation and warranties. While the number of actual repurchases has remained low, the loss severity has trended higher. At June 30, 2012, we have unresolved deficiency requests from the agencies on 303 loans with an aggregate outstanding principal balance of $40 million from our $11.6 billion mortgage servicing portfolio. Data processing and communications expense increased $3.1 million. Data processing and communications expense in the first quarter was lower due to the favorable resolution of a dispute with a service provider. Business promotion expense was up $2.4 million due primarily to timing of marketing expenses.

Loans, Deposits and Capital
Loans
Outstanding loans at June 30, 2012 were $11.6 billion, flat compared to March 31, 2012. Growth in commercial and residential mortgage loans was offset by decreases in commercial real estate and consumer loans.
Outstanding commercial loan balances increased $93 million over March 31, 2012 due primarily to a $69 million increase in loans attributed to Colorado and a $60 million increase in loans attributed to Texas, partially offset by a $15 million decrease in loans attributed to the Arkansas market. Energy sector loans increased $112 million, growing in the Colorado, Oklahoma and Texas markets. Service sector loans increased $19 million. Growth in the Texas, Colorado and Arizona markets was partially offset by decreased loan balances in the Oklahoma market. Wholesale/retail sector loans decreased $67 million primarily in the Texas and Oklahoma markets. Other commercial and industrial sector loans increased $5 million primarily due to a decrease in the Arkansas market, partially offset by an increase in the Texas market. Unfunded energy loan commitments increased $220 million during the second quarter to $2.1 billion. All other unfunded commercial loan commitments totaled $3.1 billion at June 30, 2012.
Commercial real estate loans decreased $107 million compared to March 31, 2012 due to improved market conditions for permanent financing. Loans secured by multifamily residential properties decreased $74 million primarily related to loans in the Texas market. Loans secured by industrial properties decreased $58 million primarily in the Texas market. Construction and land development loan balances continued to decline, down $31 million, primarily in the Oklahoma, Texas and Colorado markets. Unfunded commercial real estate loan commitments totaled $535 million at June 30, 2012, up $85 million over March 31, 2012.

Residential mortgage loans increased $37 million over March 31, 2012. Home equity loans increased $48 million. Non-guaranteed permanent mortgage loans increased $6.4 million and permanent mortgage loans guaranteed by U.S. government agencies decreased $18 million.
Consumer loans decreased $24 million from March 31, 2012, primarily due to continued runoff of indirect automobile loans related to the previously announced decision to curtail that business in favor of a customer-focused direct approach to consumer lending. Approximately $63 million of indirect automobile loans remain outstanding at June 30, 2012.
Deposits
Deposits totaled $18.4 billion at June 30, 2012 compared to $18.5 billion at March 31, 2012. Demand deposit balances increased $251 million. Interest-bearing transaction account balances decreased $357 million and time deposits decreased $58 million. Among the lines of business, commercial deposits increased $35 million, wealth management deposits decreased $120 million and consumer deposits decreased $107 million. Increased commercial and industrial and energy account balances were partially offset by decreased treasury services customer balances. Commercial customers continue to maintain high account balances due to continued economic uncertainty and persistently low yields available on high quality investment alternatives.
Capital
The Company and its subsidiary bank exceeded the regulatory definition of well capitalized at June 30, 2012. The Company's Tier 1 capital ratio was 13.62% at June 30, 2012 and 13.03% at March 31, 2012. The total capital ratio was 16.19% at June 30, 2012 and 16.16% at March 31, 2012. In addition, the Company's tangible common equity ratio, a non-GAAP measure, was 10.07% at June 30, 2012 and 9.75% at March 31, 2012. Unrealized securities gains added 49 basis points to the tangible common equity ratio at June 30, 2012. The Company repurchased 39,496 common shares at an average price of $53.81 per share during the second quarter through a previously-announced share repurchase program.
In June, banking regulators issued a Notice of Proposed Rulemaking that will incorporate Basel III capital changes for substantially all U.S. banking organizations. If adopted as proposed, these changes will establish a 7% threshold for the Tier 1 common equity ratio consisting of a minimum level plus a capital conservation buffer. BOK Financial's Tier 1 common equity ratio based on the existing Basel I standards was 13.41% as of June 30, 2012. Our estimated Tier 1 common equity ratio under a fully phased in Basel III framework is approximately 12.75%, nearly 575 basis points above the 7% regulatory threshold. This estimate is subject to interpretation of rules that are not yet final. Additionally, the proposed definition of Tier 1 common equity includes unrealized gains and losses on available for sale securities which will vary based on market conditions.
Credit Quality
Nonperforming assets decreased $57 million during the second quarter of 2012 to $279 million or 2.38% of outstanding loans and repossessed assets at June 30, 2012. Nonaccruing loans decreased $39 million and real estate and other repossessed assets decreased $10 million. Renegotiated loans, largely consisting of residential mortgage loans guaranteed by U.S. government agencies, decreased $8 million due primarily to loans sold to government agencies.
Nonaccruing loans totaled $144 million or 1.25% of outstanding loans at June 30, 2012 and $183 million or 1.58% of outstanding loans at March 31, 2012. During the second quarter of 2012, $18 million of new nonaccruing loans were identified, offset by $38 million in payments received, $12 million in charge-offs and $6.2 million in foreclosures and repossessions.
Nonaccruing commercial loans decreased to $35 million or 0.49% of outstanding commercial loans at June 30, 2012 from $62 million or 0.89% of outstanding commercial loans at March 31, 2012. Significant decreases included the full recovery of an $11 million wholesale/retail sector loan in the Arkansas market, plus recovery of $2.1 million previously charged off and $2.9 million of foregone interest and fees. In addition, a partial payment of $12 million was received during the second quarter on a nonaccruing manufacturing sector loan in the Oklahoma market. Nonaccruing commercial real estate loans decreased to $80 million or 3.77% of outstanding commercial real estate loans at June 30, 2012 from $86 million or 3.87% of outstanding commercial real estate loans at March 31, 2012. Nonaccruing commercial real estate loans consist primarily of land development and residential construction loans. Nonaccruing land development and residential construction loans decreased $6.4 million to $46 million or 16.04% of all land development and construction loans nonaccruing at June 30, 2012.
Nonaccruing residential mortgage loans decreased $4.7 million during the second quarter of 2012 to $23 million or 1.13% of outstanding residential mortgage loans. Principally all non-guaranteed residential mortgage loans past due 90 days or more are nonaccruing. Residential mortgage loans past due 30 to 89 days and still accruing interest, excluding loans guaranteed by U.S. government agencies, totaled $17 million at June 30, 2012 and $15 million at March 31, 2012.
The combined allowance for credit losses totaled $241 million or 2.09% of outstanding loans and 167.09% of nonaccruing loans at June 30, 2012. The allowance for loan losses was $232 million and the accrual for off-balance sheet credit losses was $9.7 million. Quarterly net charge-offs continued to decline. Net loans charged-off against the allowance for loan loss totaled $4.8 million or 0.17% on an annualized basis for the second quarter of 2012 compared to $8.5 million or 0.30% on an annualized basis for the first quarter of 2012. Gross charge-offs continue to decrease, down $2.1 million from the previous quarter. Other credit factors also continue to improve. Most economic indicators are stable or improving in our primary markets. After evaluating all credit factors, the Company recorded an $8.0 million negative provision for credit losses during the second quarter of 2012.
Subsequent to June 30, 2012, BOK Financial refunded $7.1 million received from the City of Tulsa in 2008 to settle claims related to a defaulted loan. The settlement agreement between BOK Financial and the City of Tulsa had been invalidated by the Oklahoma Supreme Court and the refund amount was fully accrued in 2011. The refund of this settlement will increase third quarter net charge-offs.
Real estate and other repossessed assets totaled $106 million at June 30, 2012, primarily consisting of $40 million of 1-4 family residential properties (including $21 million guaranteed by U.S. government agencies), $32 million of developed commercial real estate properties, $17 million of undeveloped land and $14 million of residential land and land development properties. The distribution of real estate owned and other repossessed assets among various markets included $28 million attributed to Arizona, $22 million attributed to Texas, $19 million attributed to New Mexico and $15 million attributed to Oklahoma. Real estate and other repossessed assets decreased by $10 million during the second quarter of 2012. Sales of $37 million were partially offset by $30 million of additions. Additions included $21 million and sales included $20 million of 1-4 family residential properties guaranteed by U.S. government agencies. Write-downs and net losses on sales of real estate and other repossessed assets totaled $3.2 million.
The Company also has off-balance sheet credit risk related to residential mortgage loans sold prior to 2008 to U.S. government agencies under various community development programs with full recourse for the life of the loans. The outstanding principal balance of these loans decreased to $241 million at

June 30, 2012 from $248 million at March 31, 2012. The loans are primarily to borrowers in our market areas, including $170 million in Oklahoma. At June 30, 2012, approximately 5% of these loans are nonperforming and 6% were past due 30 to 89 days. A separate accrual for credit risk of $18 million is available to absorb losses on these loans.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $10.4 billion at June 30, 2012 and $10.2 billion at March 31, 2012. The available for sale portfolio consisted primarily of residential mortgage-backed securities, including $9.9 billion fully backed by U.S. government agencies and $318 million privately issued by publicly owned financial institutions. Privately issued mortgage-backed securities included $199 million backed by Jumbo-A residential mortgage loans and $118 million backed by Alt-A residential mortgage loans. Net unamortized premiums are less than 1% of the securities portfolio amortized cost.
Net unrealized gains on available for sale securities totaled $242 million at June 30, 2012 and $277 million at March 31, 2012. Net unrealized gains on residential mortgage-backed securities issued by U.S. government agencies decreased $27 million during the second quarter to $272 million at June 30, 2012. Net unrealized losses on privately issued residential mortgage-backed securities totaled $36 million at June 30, 2012 and $45 million at March 31, 2012.
The amortized cost of privately issued residential mortgage-backed securities totaled $354 million at June 30, 2012, down $17 million since March 31, 2012. All of these securities are rated below investment grade by at least one nationally-recognized rating agency. The amortized cost of these securities was reduced during the second quarter of 2012 by $16 million of cash payments received and $858 thousand of credit-related impairment charges during the quarter.
In the second quarter of 2012, the Company recognized net gains of $20.5 million from sales of available for sale securities, including a gain of $14.2 million from the sale of $26 million of stock received in settlement of a defaulted loan. The Company also recognized $6.1 million of gains on sales of $433 million of residential mortgage-backed securities guaranteed by U.S. government agencies held in available for sale securities. These securities were sold either because they had reached their expected maximum potential total return or to mitigate exposure to prepayment risk. Net gains from sales of available for sale securities totaled $4.3 million in the first quarter of 2012.
The Company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts designated as an economic hedge of the changes in the fair value of our mortgage servicing rights. Residential mortgage interest rates decreased during the second quarter of 2012, causing prepayment speeds to increase and the value of our mortgage servicing rights to decrease by $11.5 million. This decrease was partially offset by a $9.5 million increase in the value of securities and interest rate derivative contracts held as an economic hedge.

About BOK Financial Corporation
BOK Financial is a $26 billion regional financial services company based in Tulsa, Oklahoma. The Company's stock is publicly traded on NASDAQ under the Global Select market listings (symbol: BOKF). BOK Financial's holdings include BOKF, NA, BOSC, Inc. and Cavanal Hill Investment Management, Inc. BOKF, NA operates the TransFund electronic funds network and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Kansas City, Bank of Oklahoma, Bank of Texas and Colorado State Bank and Trust. Through its subsidiaries, the Company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The Company will continue to evaluate critical assumptions and estimates, such as the adequacy of the allowance for credit losses and asset impairment as of June 30, 2012 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

BALANCE SHEETS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	June 30, 2012	March 31, 2012	June 30, 2011
ASSETS
Cash and due from banks	$628,092	$691,697	$1,098,721
Funds sold and resell agreements	11,171	14,609	12,040
Trading securities	149,317	128,376	99,846
Investment securities	412,479	427,259	349,583
Available for sale securities	10,395,415	10,186,597	9,567,008
Fair value option securities	325,177	347,952	553,231
Residential mortgage loans held for sale	259,174	247,039	169,609
Loans:
Commercial	7,052,544	6,959,092	6,170,245
Commercial real estate	2,126,214	2,233,683	2,188,031
Residential mortgage	2,005,097	1,968,372	1,871,954
Consumer	392,576	416,297	507,314
Total loans	11,576,431	11,577,444	10,737,544
Less allowance for loan losses	(231,669)	(244,209)	(286,611)
Loans, net of allowance	11,344,762	11,333,235	10,450,933
Premises and equipment, net	261,508	263,579	265,057
Receivables	121,944	138,325	129,944
Goodwill	335,601	335,601	335,601
Intangible assets, net	9,098	9,645	12,010
Mortgage servicing rights, net	91,783	98,138	109,192
Real estate and other repossessed assets	105,708	115,790	129,026
Bankers' acceptances	2,873	3,493	1,661
Derivative contracts	366,204	384,996	229,887
Cash surrender value of bank-owned life insurance	269,093	266,227	261,203
Receivable on unsettled securities sales	32,876	511,288	170,600
Other assets	453,771	380,327	293,030
TOTAL ASSETS	$25,576,046	$25,884,173	$24,238,182

LIABILITIES AND EQUITY
Deposits:
Demand	$6,440,375	$6,189,172	$4,725,977
Interest-bearing transaction	8,551,874	8,908,397	9,013,323
Savings	261,998	259,619	211,877
Time	3,107,950	3,166,099	3,634,700
Total deposits	18,362,197	18,523,287	17,585,877
Funds purchased	1,453,750	1,784,940	1,706,893
Repurchase agreements	1,136,948	1,162,546	1,106,163
Other borrowings	58,056	209,230	149,703
Subordinated debentures	353,378	394,760	398,788
Accrued interest, taxes, and expense	140,434	180,840	104,493
Bankers' acceptances	2,873	3,493	1,661
Due on unsettled securities purchases	603,800	305,166	166,607
Derivative contracts	370,053	305,290	173,917
Other liabilities	171,836	144,220	151,906
TOTAL LIABILITIES	22,653,325	23,013,772	21,546,008
Shareholders' equity:
Capital, surplus and retained earnings	2,746,744	2,673,001	2,521,462
Accumulated other comprehensive income	139,190	161,418	146,255
TOTAL SHAREHOLDERS' EQUITY	2,885,934	2,834,419	2,667,717
Non-controlling interest	36,787	35,982	24,457
TOTAL EQUITY	2,922,721	2,870,401	2,692,174
TOTAL LIABILITIES AND EQUITY	$25,576,046	$25,884,173	$24,238,182

AVERAGE BALANCE SHEETS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
ASSETS
Funds sold and resell agreements	$19,187	$11,385	$12,035	$12,344	$8,814
Trading securities	143,770	95,293	97,972	88,576	80,113
Investment securities	416,284	430,890	443,326	329,627	357,698
Available for sale securities	10,091,279	9,947,227	9,914,523	9,656,592	9,543,482
Fair value option securities	335,965	555,233	660,025	594,629	518,073
Residential mortgage loans held for sale	191,311	182,372	201,242	156,621	134,876
Loans:
Commercial	7,075,871	6,882,277	6,502,981	6,329,135	6,145,918
Commercial real estate	2,133,247	2,198,832	2,256,153	2,208,757	2,172,166
Residential mortgage	2,011,729	1,944,462	1,949,929	1,868,627	1,858,117
Consumer	393,875	411,240	443,252	466,285	504,553
Total loans	11,614,722	11,436,811	11,152,315	10,872,805	10,680,755
Less allowance for loan losses	(242,605)	(252,538)	(266,473)	(285,570)	(291,308)
Total loans, net	11,372,117	11,184,273	10,885,842	10,587,235	10,389,447
Total earning assets	22,569,913	22,406,673	22,214,965	21,425,624	21,032,503
Cash and due from banks	748,811	908,628	1,234,312	1,045,450	764,806
Cash surrender value of bank-owned life insurance	267,246	264,354	261,496	260,505	259,337
Derivative contracts	371,690	311,178	247,411	228,466	253,163
Other assets	1,580,857	1,625,750	1,679,256	1,661,693	1,669,426
TOTAL ASSETS	$25,538,517	$25,516,583	$25,637,440	$24,621,738	$23,979,235

LIABILITIES AND EQUITY
Deposits:
Demand	$6,278,342	$5,847,682	$5,588,596	$5,086,538	$4,554,000
Interest-bearing transaction	8,779,659	9,319,978	9,276,608	9,310,046	9,184,141
Savings	259,386	241,442	220,236	214,979	210,707
Time	3,132,220	3,246,362	3,485,059	3,617,731	3,632,130
Total deposits	18,449,607	18,655,464	18,570,499	18,229,294	17,580,978
Funds purchased	1,740,354	1,337,614	1,197,154	994,099	1,168,670
Repurchase agreements	1,095,298	1,183,778	1,189,861	1,128,275	1,004,217
Other borrowings	86,667	72,911	88,489	128,288	187,441
Subordinated debentures	357,609	397,440	398,858	398,812	398,767
Derivative contracts	302,329	207,864	180,623	187,515	175,199
Other liabilities	637,920	826,279	1,241,469	817,049	813,074
TOTAL LIABILITIES	22,669,784	22,681,350	22,866,953	21,883,332	21,328,346
Total equity	2,868,733	2,835,233	2,770,487	2,738,406	2,650,889
TOTAL LIABILITIES AND EQUITY	$25,538,517	$25,516,583	$25,637,440	$24,621,738	$23,979,235

STATEMENTS OF EARNINGS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Interest revenue	$203,055	$205,717	$401,263	$407,806
Interest expense	21,694	31,716	46,333	63,166
Net interest revenue	181,361	174,001	354,930	344,640
Provision for credit losses	(8,000)	2,700	(8,000)	8,950
Net interest revenue after provision for credit losses	189,361	171,301	362,930	335,690
Other operating revenue:
Brokerage and trading revenue	32,600	23,725	63,711	49,101
Transaction card revenue	26,758	31,024	52,188	59,469
Trust fees and commissions	19,931	19,150	38,369	37,572
Deposit service charges and fees	25,216	23,857	49,595	46,337
Mortgage banking revenue	39,548	19,356	72,626	36,712
Bank-owned life insurance	2,838	2,872	5,709	5,735
Other revenue	7,559	7,842	16,586	16,174
Total fees and commissions	154,450	127,826	298,784	251,100
Gain on other assets, net	3,765	3,344	3,409	3,276
Gain (loss) on derivatives, net	2,345	1,225	(128)	(1,188)
Gain on fair value option securities, net	6,852	9,921	5,119	6,403
Gain on available for sale securities, net	20,481	5,468	24,812	10,370
Total other-than-temporary impairment losses	(135)	(74)	(640)	(74)
Portion of loss recognized in (reclassified from) other comprehensive income	(723)	(4,750)	(3,940)	(9,349)
Net impairment losses recognized in earnings	(858)	(4,824)	(4,580)	(9,423)
Total other operating revenue	187,035	142,960	327,416	260,538
Other operating expense:
Personnel	122,297	105,603	237,066	205,597
Business promotion	6,746	4,777	11,134	9,401
Professional fees and services	8,343	6,258	15,942	13,716
Net occupancy and equipment	16,906	15,554	32,929	31,158
Insurance	4,011	4,771	7,877	10,957
Data processing and communications	25,264	24,428	47,408	46,931
Printing, postage and supplies	3,903	3,586	7,214	6,668
Net losses and operating expenses of repossessed assets	5,912	5,859	8,157	11,874
Amortization of intangible assets	545	896	1,120	1,792
Mortgage banking costs	11,173	8,968	18,746	15,439
Change in fair value of mortgage servicing rights	11,450	13,493	4,323	10,364
Other expense	7,236	9,016	17,107	17,761
Total other operating expense	223,786	203,209	409,023	381,658

Net income before taxes	152,610	111,052	281,323	214,570
Federal and state income taxes	53,149	39,357	98,669	78,109

Net income	99,461	71,695	182,654	136,461
Net income attributable to non-controlling interest	1,833	2,688	1,411	2,680
Net income attributable to BOK Financial Corporation shareholders	$97,628	$69,007	$181,243	$133,781

Average shares outstanding:
Basic	67,472,665	67,898,483	67,573,280	67,900,279
Diluted	67,744,828	68,169,485	67,847,659	68,173,182

Net income per share:
Basic	$1.43	$1.01	$2.66	$1.96
Diluted	$1.43	$1.00	$2.65	$1.95

FINANCIAL HIGHLIGHTS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and share data)

	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Capital:
Period-end shareholders' equity	$2,885,934	$2,834,419	$2,750,468	$2,732,592	$2,667,717
Risk weighted assets	$17,758,118	$17,993,379	$17,291,105	$17,106,533	$16,452,305
Risk-based capital ratios:
Tier 1	13.62%	13.03%	13.27%	13.14%	13.30%
Total capital	16.19%	16.16%	16.49%	16.54%	16.80%
Leverage ratio	9.64%	9.35%	9.15%	9.37%	9.29%
Tangible common equity ratio[1]	10.07%	9.75%	9.56%	9.65%	9.71%
Tier 1 common equity ratio[2]	13.41%	12.83%	13.06%	12.93%	13.15%

Common stock:
Book value per share	$42.35	$41.61	$40.36	$40.18	$38.97
Market value per share:
High	$58.12	$59.02	$55.90	$55.81	$54.72
Low	$53.34	$52.56	$45.68	$44.00	$50.13
Cash dividends paid	$25,904	$22,571	$22,451	$18,836	$18,823
Dividend payout ratio	26.53%	26.99%	33.51%	22.13%	27.28%
Shares outstanding, net	68,144,159	68,116,893	68,153,044	68,006,390	68,462,869
Stock buy-back program:
Shares repurchased	39,496	345,300	69,581	492,444	–
Amount	$2,125	$18,432	$3,579	$22,866	$ –
Average price per share	$53.81	$53.38	$51.44	$46.43	$ –

Performance ratios (quarter annualized):
Return on average assets	1.54%	1.32%	1.04%	1.37%	1.15%
Return on average equity	13.69%	11.86%	9.59%	12.33%	10.44%
Net interest margin	3.3%	3.19%	3.20%	3.34%	3.40%
Efficiency ratio	62.45%	59.77%	69.73%	60.13%	62.23%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$2,885,934	$2,834,419	$2,750,468	$2,732,592	$2,667,717
Less: Goodwill and intangible assets, net	(344,699)	(345,246)	(345,820)	(346,716)	(347,611)
Tangible common equity	$2,541,235	$2,489,173	$2,404,648	$2,385,876	$2,320,106

Total assets	$25,576,046	$25,884,173	$25,493,946	$25,066,265	$24,238,182
Less: Goodwill and intangible assets, net	(344,699)	(345,246)	(345,820)	(346,716)	(347,611)
Tangible assets	$25,231,347	$25,538,927	$25,148,126	$24,719,549	$23,890,571

Tangible common equity ratio	10.07%	9.75%	9.56%	9.65%	9.71%

[2] Tier 1 common equity ratio:
Tier 1 capital	$2,418,985	$2,344,779	$2,295,061	$2,247,576	$2,188,199
Less: Non-controlling interest	(36,787)	(35,982)	(36,184)	(34,958)	(24,457)
Tier 1 common equity	$2,382,198	$2,308,797	$2,258,877	$2,212,618	$2,163,742

Risk weighted assets	$17,758,118	$17,993,379	$17,291,105	$17,106,533	$16,452,305

Tier 1 common equity ratio	13.41%	12.83%	13.06%	12.93%	13.15%

FINANCIAL HIGHLIGHTS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and share data)

	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Other data:
Trust assets	$35,748,719	$35,650,798	$34,398,796	$31,750,636	$33,075,456
Mortgage servicing portfolio	$11,564,643	$11,378,806	$11,300,986	$11,249,503	$11,283,442
Mortgage loans funded for sale	$841,960	$746,241	$753,215	$637,127	$483,808
Mortgage loan refinances to total fundings	51%	67%	66%	54%	36%
Tax equivalent adjustment	$2,252	$2,094	$2,274	$2,233	$2,261
Net unrealized gain on available for sale securities	$242,253	$277,277	$222,160	$278,616	$263,199

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts	$2,623	$(2,445)	$121	$4,048	$1,224
Gain (loss) on mortgage trading securities	6,908	(2,393)	222	17,788	9,921
Gain (loss) on economic hedge of mortgage servicing rights	9,531	(4,838)	343	21,836	11,145
Gain (loss) on changes in fair value of mortgage servicing rights	(11,450)	7,127	(5,261)	(24,822)	(13,493)
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges	$(1,919)	$2,289	$(4,918)	$(2,986)	$(2,348)

Net interest revenue on mortgage trading securities	$2,148	$3,165	$4,436	$5,036	$5,120

QUARTERLY EARNINGS TREND -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and per share data)

	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Interest revenue	$203,055	$198,208	$198,040	$205,749	$205,717
Interest expense	21,694	24,639	26,570	30,365	31,716
Net interest revenue	181,361	173,569	171,470	175,384	174,001
Provision for credit losses	(8,000)	—	(15,000)	—	2,700
Net interest revenue after provision for credit losses	189,361	173,569	186,470	175,384	171,301
Other operating revenue:
Brokerage and trading revenue	32,600	31,111	25,629	29,451	23,725
Transaction card revenue	26,758	25,430	25,960	31,328	31,024
Trust fees and commissions	19,931	18,438	17,865	17,853	19,150
Deposit service charges and fees	25,216	24,379	24,921	24,614	23,857
Mortgage banking revenue	39,548	33,078	25,438	29,493	19,356
Bank-owned life insurance	2,838	2,871	2,784	2,761	2,872
Other revenue	7,559	9,027	9,189	10,535	7,842
Total fees and commissions	154,450	144,334	131,786	146,035	127,826
Gain (loss) on other assets, net	3,765	(356)	1,897	712	3,344
Gain (loss) on derivatives, net	2,345	(2,473)	(174)	4,048	1,225
Gain (loss) on fair value option securities, net	6,852	(1,733)	222	17,788	9,921
Gain on available for sale securities, net	20,481	4,331	7,080	16,694	5,468
Total other-than-temporary impairment losses	(135)	(505)	(1,037)	(9,467)	(74)
Portion of loss recognized in (reclassified from) other comprehensive income	(723)	(3,217)	(1,747)	(1,833)	(4,750)
Net impairment losses recognized in earnings	(858)	(3,722)	(2,784)	(11,300)	(4,824)
Total other operating revenue	187,035	140,381	138,027	173,977	142,960
Other operating expense:
Personnel	122,297	114,769	121,129	103,260	105,603
Business promotion	6,746	4,388	5,868	5,280	4,777
Contribution to BOKF Charitable Foundation	–	–	–	4,000	–
Professional fees and services	8,343	7,599	7,664	7,418	6,258
Net occupancy and equipment	16,906	16,023	16,826	16,627	15,554
Insurance	4,011	3,866	3,636	2,206	4,771
Data processing and communications	25,264	22,144	26,599	24,446	24,428
Printing, postage and supplies	3,903	3,311	3,637	3,780	3,586
Net losses and operating expenses of repossessed assets	5,912	2,245	6,180	5,939	5,859
Amortization of intangible assets	545	575	895	896	896
Mortgage banking costs	11,173	7,573	10,154	9,349	8,968
Change in fair value of mortgage servicing rights	11,450	(7,127)	5,261	24,822	13,493
Other expense	7,236	9,871	11,348	12,873	9,016
Total other operating expense	223,786	185,237	219,197	220,896	203,209
Net income before taxes	152,610	128,713	105,300	128,465	111,052
Federal and state income taxes	53,149	45,520	37,396	43,006	39,357
Net income	99,461	83,193	67,904	85,459	71,695
Net income (loss) attributable to non-controlling interest	1,833	(422)	911	358	2,688
Net income attributable to BOK Financial Corporation shareholders	$97,628	$83,615	$66,993	$85,101	$69,007

Average shares outstanding:
Basic	67,472,665	67,665,300	67,526,009	67,827,591	67,898,483
Diluted	67,744,828	67,941,895	67,774,721	68,037,419	68,169,485
Net income per share:
Basic	$1.43	$1.22	$0.98	$1.24	$1.01
Diluted	$1.43	$1.22	$0.98	$1.24	$1.00

LOANS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Oklahoma:
Commercial	$3,098,651	$3,107,726	$2,826,649	$2,865,740	$2,722,370
Commercial real estate	644,761	631,891	607,030	615,848	607,100
Residential mortgage	1,332,319	1,303,486	1,320,051	1,251,874	1,180,502
Consumer	205,436	215,693	235,909	250,048	267,993
Total Oklahoma	5,281,167	5,258,796	4,989,639	4,983,510	4,777,965

Texas:
Commercial	2,414,824	2,354,593	2,249,888	2,116,377	2,050,112
Commercial real estate	678,745	802,979	830,642	759,574	727,940
Residential mortgage	295,972	288,751	285,091	294,310	303,538
Consumer	115,602	124,692	126,570	133,454	138,713
Total Texas	3,505,143	3,571,015	3,492,191	3,303,715	3,220,303

New Mexico:
Commercial	262,144	273,284	258,668	279,319	283,760
Commercial real estate	285,871	282,834	303,500	302,980	307,190
Residential mortgage	144,944	144,180	132,772	139,922	131,943
Consumer	15,828	18,378	19,369	19,393	19,120
Total New Mexico	708,787	718,676	714,309	741,614	742,013

Arkansas:
Commercial	49,305	64,595	76,199	80,304	73,287
Commercial real estate	119,895	139,670	136,170	134,028	122,749
Residential mortgage	23,510	23,350	22,593	22,172	23,975
Consumer	24,270	28,783	35,911	44,445	52,572
Total Arkansas	216,980	256,398	270,873	280,949	272,583

Colorado:
Commercial	610,384	541,280	544,020	495,429	500,442
Commercial real estate	149,541	144,757	156,013	189,948	167,414
Residential mortgage	89,428	89,861	85,689	104,572	92,769
Consumer	20,612	19,790	21,598	22,183	19,619
Total Colorado	869,965	795,688	807,320	812,132	780,244

Arizona:
Commercial	278,119	269,099	271,914	269,381	275,469
Commercial real estate	181,513	180,830	198,160	227,085	207,300
Residential mortgage	76,616	81,281	94,363	100,132	103,657
Consumer	6,227	5,381	5,633	6,670	6,813
Total Arizona	542,475	536,591	570,070	603,268	593,239

Kansas / Missouri:
Commercial	339,117	348,515	327,732	315,052	264,805
Commercial real estate	65,888	50,722	59,788	43,370	48,338
Residential mortgage	42,308	37,463	33,968	36,919	35,570
Consumer	4,601	3,580	3,853	4,040	2,484
Total Kansas / Missouri	451,914	440,280	425,341	399,381	351,197

TOTAL BOK FINANCIAL	$11,576,431	$11,577,444	$11,269,743	$11,124,569	$10,737,544

Loans attributed to a geographical region may not always represent the location of the borrower or the collateral. The previous periods have been reclassified to conform to the current period loan classification and market attribution.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Oklahoma:
Demand	$3,499,834	$3,445,424	$3,223,201	$2,953,410	$2,486,671
Interest-bearing:
Transaction	5,412,002	5,889,625	6,050,986	6,038,770	5,916,784
Savings	150,353	148,556	126,763	122,829	120,278
Time	1,354,148	1,370,868	1,450,571	1,489,486	1,462,137
Total interest-bearing	6,916,503	7,409,049	7,628,320	7,651,085	7,499,199
Total Oklahoma	10,416,337	10,854,473	10,851,521	10,604,495	9,985,870
Texas:
Demand	1,966,465	1,876,133	1,808,491	1,710,315	1,528,772
Interest-bearing:
Transaction	1,813,209	1,734,655	1,940,819	1,820,116	1,741,176
Savings	51,114	50,331	45,872	42,272	42,185
Time	772,809	789,860	867,664	938,200	992,366
Total interest-bearing	2,637,132	2,574,846	2,854,355	2,800,588	2,775,727
Total Texas	4,603,597	4,450,979	4,662,846	4,510,903	4,304,499
New Mexico:
Demand	357,367	333,707	319,269	325,612	299,305
Interest-bearing:
Transaction	506,165	503,015	491,068	480,816	483,026
Savings	31,215	32,688	27,487	26,127	24,613
Time	383,350	392,234	410,722	431,436	449,618
Total interest-bearing	920,730	927,937	929,277	938,379	957,257
Total New Mexico	1,278,097	1,261,644	1,248,546	1,263,991	1,256,562
Arkansas:
Demand	16,921	22,843	18,513	21,809	17,452
Interest-bearing:
Transaction	172,829	151,708	131,181	181,486	138,954
Savings	2,220	2,358	1,727	1,735	1,673
Time	48,517	54,157	61,329	74,163	82,112
Total interest-bearing	223,566	208,223	194,237	257,384	222,739
Total Arkansas	240,487	231,066	212,750	279,193	240,191
Colorado:
Demand	301,646	311,057	272,565	217,394	196,915
Interest-bearing:
Transaction	465,276	476,718	511,993	520,743	509,738
Savings	24,202	23,409	22,771	22,599	21,406
Time	491,280	498,124	523,969	547,481	563,642
Total interest-bearing	980,758	998,251	1,058,733	1,090,823	1,094,786
Total Colorado	1,282,404	1,309,308	1,331,298	1,308,217	1,291,701
Arizona:
Demand	137,313	131,539	106,741	138,971	150,194
Interest-bearing:
Transaction	113,310	95,010	104,961	101,933	107,961
Savings	2,313	1,772	1,192	1,366	1,364
Time	31,539	34,199	37,641	40,007	44,619
Total interest-bearing	147,162	130,981	143,794	143,306	153,944
Total Arizona	284,475	262,520	250,535	282,277	304,138
Kansas / Missouri:
Demand	160,829	68,469	51,004	46,773	46,668
Interest-bearing:
Transaction	69,083	57,666	123,449	108,973	115,684
Savings	581	505	545	503	358
Time	26,307	26,657	30,086	33,697	40,206
Total interest-bearing	95,971	84,828	154,080	143,173	156,248
Total Kansas / Missouri	256,800	153,297	205,084	189,946	202,916

TOTAL BOK FINANCIAL	$18,362,197	$18,523,287	$18,762,580	$18,439,022	$17,585,877

NET INTEREST MARGIN TREND -- UNAUDITED BOK FINANCIAL CORPORATION

	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

TAX-EQUIVALENT ASSETS YIELDS
Funds sold and resell agreements	0.08%	0.07%	0.10%	0.16%	0.14%
Trading securities	1.53%	1.88%	2.79%	2.85%	2.92%
Investment securities:
Taxable[1]	5.93%	5.89%	5.91%	5.63%	6.13%
Tax-exempt[1]	4.90%	4.87%	4.81%	4.94%	4.82%
Total investment securities[1]	5.63%	5.59%	5.59%	5.35%	5.49%
Available for sale securities:
Taxable[1]	2.52%	2.48%	2.36%	2.82%	3.02%
Tax-exempt[1]	4.69%	5.17%	5.14%	4.92%	5.12%
Total available for sale securities[1]	2.54%	2.50%	2.38%	2.83%	3.04%
Fair value option securities	2.62%	2.79%	2.98%	3.66%	4.42%
Residential mortgage loans held for sale	3.75%	3.90%	4.01%	4.09%	4.48%
Loans	4.58%	4.50%	4.65%	4.71%	4.69%
Less allowance for loan losses	—%	—%	—%	—%	—%
Loans, net of allowance	4.68%	4.61%	4.76%	4.84%	4.82%
Total tax-equivalent yield on earning assets[1]	3.69%	3.64%	3.69%	3.91%	4.01%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.16%	0.17%	0.18%	0.23%	0.27%
Savings	0.23%	0.24%	0.26%	0.34%	0.39%
Time	1.63%	1.68%	1.70%	1.84%	1.86%
Total interest-bearing deposits	0.54%	0.55%	0.59%	0.68%	0.71%
Funds purchased	0.16%	0.09%	0.06%	0.05%	0.09%
Repurchase agreements	0.10%	0.09%	0.13%	0.17%	0.20%
Other borrowings	3.96%	5.58%	4.75%	5.26%	4.76%
Subordinated debt	3.95%	5.62%	5.61%	5.60%	5.57%
Total cost of interest-bearing liabilities	0.56%	0.63%	0.66%	0.76%	0.81%
Tax-equivalent net interest revenue spread	3.13%	3.01%	3.03%	3.15%	3.20%
Effect of noninterest-bearing funding sources and other	0.17%	0.18%	0.17%	0.19%	0.20%
Tax-equivalent net interest margin[1]	3.30%	3.19%	3.20%	3.34%	3.40%

[1]	Yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income.

CREDIT QUALITY INDICATORS BOK FINANCIAL CORPORATION (in thousands, except ratios)

	Quarter Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Nonperforming assets:
Nonaccruing loans:
Commercial	$34,529	$61,750	$68,811	$83,736	$53,365
Commercial real estate	80,214	86,475	99,193	110,048	110,363
Residential mortgage	22,727	27,462	29,767	31,731	31,693
Consumer	7,012	7,672	3,515	3,960	4,749
Total nonaccruing loans	144,482	183,359	201,286	229,475	200,170
Renegotiated loans[1]	28,415	36,764	32,893	30,477	22,261
Real estate and other repossessed assets	105,708	115,790	122,753	127,943	129,026
Total nonperforming assets	$278,605	$335,913	$356,932	$387,895	$351,457

Nonaccruing loans by principal market:
Oklahoma	$49,931	$64,097	$65,261	$73,794	$41,411
Texas	24,553	29,745	28,083	29,783	32,385
New Mexico	13,535	15,029	15,297	17,242	17,244
Arkansas	6,865	18,066	23,450	26,831	24,842
Colorado	28,239	28,990	33,522	36,854	37,472
Arizona	21,326	27,397	35,673	44,929	43,307
Kansas / Missouri	33	35	—	42	3,509
Total nonaccruing loans	$144,482	$183,359	$201,286	$229,475	$200,170

Nonaccruing loans by loan portfolio sector:
Commercial:
Energy	$3,087	$336	$336	$3,900	$345
Manufacturing	12,230	23,402	23,051	27,691	4,366
Wholesale / retail	4,175	15,388	21,180	27,088	25,138
Integrated food services	—	—	—	—	—
Services	10,123	12,890	16,968	18,181	16,254
Healthcare	3,310	7,946	5,486	5,715	5,962
Other commercial and industrial	1,604	1,788	1,790	1,161	1,300
Total commercial	34,529	61,750	68,811	83,736	53,365
Commercial real estate:
Construction and land development	46,050	52,416	61,874	72,207	76,265
Retail	7,908	6,193	6,863	6,492	4,642
Office	10,589	10,733	11,457	11,967	11,473
Multifamily	3,219	3,414	3,513	4,036	4,717
Industrial	—	—	—	—	—
Other commercial real estate	12,448	13,719	15,486	15,346	13,266
Total commercial real estate	80,214	86,475	99,193	110,048	110,363
Residential mortgage:
Permanent mortgage	18,136	22,822	25,366	27,486	27,991
Home equity	4,591	4,640	4,401	4,245	3,702
Total residential mortgage	22,727	27,462	29,767	31,731	31,693
Consumer	7,012	7,672	3,515	3,960	4,749
Total nonaccruing loans	$144,482	$183,359	$201,286	$229,475	$200,170

CREDIT QUALITY INDICATORS BOK FINANCIAL CORPORATION (in thousands, except ratios)

	Quarter Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Performing loans 90 days past due[2]	$691	$6,140	$2,496	$1,401	$2,341

Gross charge-offs	$11,544	$13,674	$14,771	$14,023	$12,774
Recoveries	6,703	5,189	5,311	3,869	4,256
Net charge-offs	$4,841	$8,485	$9,460	$10,154	$8,518

Provision for (reduction of) allowances for credit losses	$(8,000)	$—	$(15,000)	$—	$2,700

Allowance for loan losses to period end loans	2.00%	2.11%	2.25%	2.44%	2.67%
Combined allowance for credit losses to period end loans	2.09%	2.20%	2.33%	2.58%	2.77%
Nonperforming assets to period end loans and repossessed assets	2.38%	2.87%	3.13%	3.45%	3.23%
Net charge-offs (annualized) to average loans	0.17%	0.30%	0.34%	0.37%	0.32%
Allowance for loan losses to nonaccruing loans	160.34%	133.19%	125.93%	118.29%	143.18%
Combined allowance for credit losses to nonaccruing loans	167.09%	138.67%	130.53%	125.16%	148.55%

[1] Includes residential mortgage loans guaranteed by agencies of the U.S. government. These loans have been modified to extend payment terms and/or reduce interest rates to current market.	$24,760	$32,770	$28,974	$26,670	$18,716

[2] Excludes residential mortgage loans guaranteed agencies of the U.S. government.